UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 17, 2011

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 783,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

On February 17, 2011, the Company issued a press release describing the Company’s consolidated financial results for the quarter and year ended December 31, 2010, which is furnished as Exhibit 99.01 and incorporated herein by reference.  As described in the press release, the Company reported earnings of $2.99 per diluted share for the year ended December 31, 2010 as compared to $2.66 per diluted share for the year ended December 31, 2009.  Earnings were higher primarily due to a higher gross margin at OG&E mainly due to the implementation of various riders associated with wind, transmission and infrastructure investments and warmer summer weather in OG&E’s service territory.  Earnings at Enogex were higher primarily due to record natural gas gathering volumes and natural gas liquids processed and higher natural gas and natural gas liquids prices.

OG&E posted earnings of $0.13 per diluted share in the fourth quarter of 2010 as compared to $0.20 per diluted share in the fourth quarter of 2009.  Enogex posted earnings of $0.22 per diluted share in the fourth quarter of 2010 as compared to $0.17 per diluted share in the fourth quarter of 2009.  The holding company posted a loss of $0.04 per diluted share in the fourth quarter of 2010 as compared to a loss of $0.02 per diluted share in the fourth quarter of 2009. For further information, see the press release attached as Exhibit 99.01.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated February 17, 2011, announcing OGE Energy Corp. ongoing earnings increase 17% for 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

February 17, 2011